Exhibit 10(k)

[McDONALD’S LETTERHEAD]

May 20, 2004

Donald G. Lubin, Esq.

Sonnenschein Nath & Rosenthal

8000 Sears Tower

Chicago, IL 60606

Dear Don:

This letter will acknowledge your agreement to serve as a Senior Director of McDonald’s Corporation, effective immediately following the Company’s 2004 Annual Meeting of Shareholders on May 20, 2004. As you know, your service as a Senior Director shall be at the pleasure of the Board on the following terms and conditions:

•	You may attend Board meetings and meetings of Committees upon which you served at the time of your retirement as Director, but you shall not have the right to vote at any such meeting.

•	Your appointment as a Senior Director shall be designated annually for a one-year term, but you may not serve more than three such one-year terms.

•	You shall be compensated in the same manner as you were as a Director, except that you shall not be compensated for attending Committee meetings.

•	You shall be expressly indemnified by resolution of the Board of Directors under the provisions of the Company’s By-Laws.

Please acknowledge your acceptance of these terms of appointment by signing and returning this letter to me at your earliest convenience.

On behalf of the Directors, we thank you for your willingness to continue to share your advice and counsel with the Board and McDonald’s management.

Sincerely,

/s/ Andrew J. McKenna
Andrew J. McKenna

Accepted as of May 20, 2004

/s/ Donald G. Lubin
Donald G. Lubin

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